Exhibit 5.1

53rd at Third 885 Third Avenue New York, New York 10022-4834 Tel: (212) 906-1200 Fax: (212) 751-4864 www.lw.com

FIRM / AFFILIATE OFFICES
January 17, 2006 Rudolph Technologies, Inc. One Rudolph Road Flanders, New Jersey 07836	Boston Brussels Chicago Frankfurt Hamburg Hong Kong London Los Angeles Milan Moscow New Jersey	New York Northern Virginia Orange County Paris San Diego San Francisco Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

Re:	Rudolph Technologies, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Rudolph Technologies, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and associated preferred stock purchase rights (the “Rights”) to be issued pursuant to the Rights Agreement, dated as of June 27, 2005, between the Company and the Rights Agent named therein (the “Rights Agreement”), pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 9, 2005 (File No. 333-127371), as amended by Amendment No. 1 filed on December 9, 2005, Amendment No. 2 filed on December 29, 2005, Amendment No. 3 filed on January 6, 2006, Amendment No. 4 filed on January 13, 2006 and Amendment No. 5 filed on the date hereof (collectively, the “Registration Statement”), and that certain Agreement and Plan of Merger dated as of June 27, 2005 and as amended on December 8, 2005 (the “Merger Agreement”) by and among the Company, NS Merger Sub, Inc., a Minnesota corporation and wholly owned subsidiary of the Company (“Merger Sub”), and August Technology Corporation, a Minnesota corporation (“August Technology”). The Merger Agreement provides that, upon completion of the merger of August Technology with and into Merger Sub (the “Merger”), each shareholder of August Technology will receive either 0.7625 of a share of Common Stock, $10.50 in cash or a combination of Common Stock and cash. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

As such counsel, we have examined such documents, certificates and records as we have deemed appropriate for purposes of this letter. With your consent, we have (i) assumed that prior to the issuance of any of the Shares, including the associated Rights (a) the Registration Statement will have become effective under the Act, (b) the shareholders of August Technology will have approved the Merger Agreement and the Merger, (c) the stockholders of the Company will have approved the issuance of the Shares, including the associated Rights, and (d) the transactions contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement and (ii) relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters; we have not independently verified such factual matters.

January 17, 2006

We are opining herein only as to the matters set forth in the paragraph below with respect to the Shares and the Rights under the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws, or as to any other matter pertaining to the contents of the Registration. Our opinion with respect to the Rights is subject to the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; and the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, fiduciary duty, good faith and fair dealing, and the discretion of the court before which any proceeding may be brought.

Subject to the foregoing, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company and, upon issuance, delivery and payment therefor in the manner contemplated by the Merger Agreement and the Registration Statement, will be validly issued, fully paid and non-assessable; and upon issuance in the manner contemplated by the Rights Agreement, the Merger Agreement and the Registration Statement, the Rights will be validly issued when the associated Share is issued.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ LATHAM & WATKINS LLP